Exhibit 5.1

April 11, 2008

Board of Directors
DigitalFX International, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120

Ladies and Gentlemen:

I have acted, at your request, as special counsel to DigitalFX International, Inc. (“DigitalFX”), a Florida corporation, for the single purpose of rendering an opinion as to the legality of Two Million Seven Hundred Fifty-Seven Thousand Nine Hundred Fifty-Five shares of DigitalFX’s common stock, par value $0.001 per share, (the “Shares”) included in a registration statement to be filed by DigitalFX with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-3 for the purpose of registering the Shares for resale by the selling shareholders named in the registration statement.

For the purpose of rendering my opinion herein, I have reviewed the Constitution and Statutes of the State of Florida, published decisions of Florida courts to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of DigitalFX and all amendments thereto, the Bylaws of DigitalFX, selected proceedings of the board of directors and of the stockholders of DigitalFX approving the amendments to the Articles of Incorporation, authorizing the issuance of the Shares and appointing Continental Stock Transfer & Trust Company (the “Transfer Agent”), a firm registered in compliance with Section 17A of the Securities Exchange Act of 1934, as amended, as DigitalFX’s transfer agent, the Securities Purchase Agreement dated November 29, 2007, the Registration Rights Agreement dated November 30, 2007, Amendment and Exchange Agreements dated March 24, 2008, Amended and Restated Senior Secured Convertible Notes issued as of November 30, 2007 (the “Notes”), Amended and Restated Warrants to Purchase Common Stock issued as of November 30, 2007 (the “Warrants”), certificates of officers of DigitalFX and of public officials, records of the Transfer Agent and such other documents of DigitalFX and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized, and upon issuance in accordance with the terms of the Amendment and Exchange Agreements, Notes and Warrants, will be validly issued, fully paid and nonassessable, in accordance with the requirements set forth in the Florida Business Corporation Act.

I have not examined the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-3, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Florida corporate law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein.

I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours,
/s/ Jackson L. Morris
Jackson L. Morris